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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 25, 1999 in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-87017) and related Prospectus of Finisar Corporation dated November 8, 1999.


    Our audits also included the financial statement schedule of Finisar Corporation listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                  /s/ ERNST & YOUNG LLP


Palo Alto, California
November 8, 1999